Exhibit 99.1

Selective Insurance
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release on Feb. 15, 2006 at 4:15 p.m. (EST)

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Names

W. Marston Becker Director

Branchville, NJ – Feb. 15, 2006 – Selective Insurance Group, Inc. (Nasdaq: SIGI), announced today that W. Marston “Marty” Becker has been appointed to its Board of Directors, effective Feb. 13, 2006. He will stand for election by shareholders at Selective’s Annual Meeting in April 2006. Mr. Becker is the company’s 12th director and meets the Nasdaq requirements for an independent director.

“Marty Becker is a seasoned business executive with extensive experience leading insurance, reinsurance and financial services organizations,” said William M. Kearns, Jr., Selective’s Lead Director and Chairman of the Corporate Governance and Nominating Committee. “We welcome him to Selective and look forward to his contributions as a Director.”

Mr. Becker has spent more than 25 years in the insurance and reinsurance industries. He currently serves as Chairman and CEO for the run-off of LaSalle Re, a Bermuda domiciled reinsurance company, and as Chairman of West Virginia Media Holdings, a company he co-founded in his home state in 2001. He previously held senior leadership positions at: Trenwick Group, Ltd., Hales & Company, Orion Capital Corporation and DPIC Companies.

“Marty Becker is the rare insurance executive who has also run an independent insurance agency,” said Selective Chairman, President and CEO Gregory E. Murphy. “Earlier in his career, as President and CEO of the McDonough Caperton Insurance Group, Marty doubled the agency’s revenues to $48 million. He clearly has tremendous insight into how we distribute our products and services exclusively through independent agents.”

Mr. Becker holds a B.S. and J.D. from West Virginia University and is a member of the West Virginia Society of CPAs and the West Virginia Bar Association. He is currently a Director of Max Re Capital, Ltd. (Nasdaq: MXRE) and ICAT Holdings, LLC.

Selective Insurance Group, Inc., rated A+ (Superior) by A.M. Best, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance, through independent agents, for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Through other subsidiaries, the company offers claims, human resources and risk management services. Selective maintains a website at www.selective.com.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of the Company’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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